Exhibit 4-a

            SOUTHWESTERN BELL CAPITAL CORPORATION

                    Officers' Certificate

                 Pursuant to Section 2.02(b)
                       of the Indenture


          A. Pursuant to Section 2.02(b) of the Indenture, dated as of February 1, 1987, as supplemented by the First Supplemental Indenture, dated as of October 1, 1990 (together, the "Indenture"), among Southwestern Bell Capital Corporation (the "Company"), SBC Communications Inc. (formerly known as Southwestern Bell Corporation) and The Bank of New York, as Trustee (the "Trustee"), and pursuant to the resolutions of the Board of Directors of the Company adopted on January 31, 1992 (the "Resolutions"), the undersigned officers, Donald E. Kiernan, President, and Wayne Wirtz, Secretary, do hereby execute and deliver this Officers' Certificate for the purpose of clarifying certain provisions of paragraph A.4. of the Company's Officers' Certificate, dated August 19, 1992 (the "1992 Officers' Certificate"), that relate to the establishment of the Series of its debt securities known as "Medium-Term Notes, Series D, Due From Nine Months to Thirty Years From Date of Issue" (the "Notes"). The clarification relates to the Interest Payment Dates and corresponding Record Dates for Notes bearing interest at a fixed rate ("Fixed Rate Notes") and is to the effect that, consistent with the procedure for Floating Rate Notes (as defined in the 1992 Officers' Certificate), any officer of the Company designated by resolution of the Board of Directors (each, an "Authorized Officer") may establish such dates if other than the ones set forth in the 1992 Officers' Certificate. (Unless otherwise defined, all capitalized terms shall have the meaning ascribed to them in the Indenture.) The Interest Payment Dates and Record Dates for Fixed Rate Notes shall be the specific semi-annual dates set forth in the 1992 Officers' Certificate unless determined and established as other dates (and/or other frequencies) on behalf of the Company by an Authorized Officer from time to time, as evidenced by the Settlement Instructions. As so clarified, the undersigned hereby certify that each of the terms of the Series set forth in the 1992 Officers' Certificate remain in full force and effect as of the date hereof.

          B. The form of the Fixed Rate Note is hereby approved in the Form attached as Annex A.

          C. Each of the undersigned has read the Indenture, including the provisions of Section 2.02 and the definitions relating thereto, and the Resolutions. In the opinion of each of the undersigned, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not all the conditions precedent provided in the Indenture relating to the establishment of the form of Note have been complied with. In the opinion of the undersigned, all such conditions precedent have been complied with.


          IN WITNESS WHEREOF, the undersigned have hereunto executed this Officers' Certificate as of the 12th day of December 1995.


                              /s/ Donald E. Kiernan
                                  Donald E. Kiernan
                                    President





                              /s/ Wayne Wirtz
                                  Wayne Wirtz
                                    Secretary








[SEAL]